Exhibit 5.1

Charles A. Koenig
Attorney At Law
326 South High Street, Suite 300
Columbus, Ohio 43215
(614) 241-5902

August 29, 2007

Hybrid Dynamics Corporation
892 North 340 East
American Fork, UT 84003

Ladies and Gentlemen,

As legal counsel for Hybrid Dynamics Corporation, a Nevada corporation (the "Company"), I am rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 385,000 shares of the Common Stock, $0.00015 par value, of the Company issuable by the Company pursuant to the Compensation Agreement darted August 24, 2007 between Hybrid Dynamics Corporation and Omar Barrientos (the “Compensation Agreement").

I have examined all instruments, documents and records with we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

I am admitted to practice on in the State of Ohio and I express no opinion concerning any law other than the law of the State of Ohio, the corporation laws of the State of Nevada and the federal law of the United States. As to the matters of Nevada corporation law, I have based my opinion solely upon my examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. I have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of Ohio.

Based on such examination, I am of the opinion that the 385,000 shares of Common Stock which may be issued under the Compensation Agreement are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefore in accordance with the provisions of the Compensation Agreement will be validly issued, fully paid and nonassessable.

This Opinion is rendered to you in connection with the registration statement and I disclaim any obligation to advise you of any change of law that occurs, or any facts of which I may become aware, after the date of this opinion.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Very truly yours,

/s/ Charles A. Koenig
CHARLES A. KOENIG
ATTORNEY AT LAW

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